Exhibit 99a

ATLANTA--BellSouth Corporation (NYSE: BLS) announced today that is has agreed to sell its 24.5 percent stake in Australia's Optus Communications to Cable & Wireless, a U.K.
telecommunications company.

BellSouth will receive A$2 (US$1.50) per share in cash for its 490 million shares, and in addition, Cable & Wireless will transfer to BellSouth its 22.3 percent interest in Occidente y Caribe Celular S.A. (Occel), a Colombian cellular communications company. This agreement is subject to government approvals.

"This decision was a difficult one for us to make, as our experience with Optus has been overwhelmingly positive. We believe, however, it is the right decision for both Cable & Wireless and BellSouth, based on our respective strategies for international growth," said Charles C. Miller, president of BellSouth International. "BellSouth's investment in Optus has not only been a good financial investment but has also provided BellSouth an excellent opportunity to hone competitive marketing skills, which are proving very valuable in our increasingly competitive domestic market."

BellSouth is a $19 billion communications company. It provides telecommunications, wireless communications, directory advertising and publishing, video, Internet and information services to more than 27 million customers in 20 countries worldwide.

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For more information about BellSouth, visit the BellSouth
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